Exhibit 23.1

DATE:

January 9, 2014

TO:

The Board of Directors

Therapeutic Solutions International, Inc.

FROM:

PLS CPA, A PROFESSIONAL CORPORATION

4725 Mercury Street Suite 210

San Diego, CA 92111

RE:

Form S-8 Registration Statement

Filed by Therapeutic Solutions International, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Therapeutic Solutions International, Inc. dated January 9, 2014 of our reports dated March 29, 2013, with respect to the consolidated financial statements of Therapeutic Solutions International, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ PLS CPA

___________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board